Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2023, included in the Registration Statement (Form F-4) of VinFast Auto Pte. Ltd., which includes the proxy statement of Black Spade Acquisition Co and the Prospectus of VinFast Auto Pte. Ltd.

/s/ Ernst & Young Vietnam Limited

Ho Chi Minh city, Vietnam

June 15, 2023